Exhibit 99.1

DREAMWORKS ANIMATION REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS

Glendale, California – November 10, 2005 — DreamWorks Animation SKG, Inc. (NYSE:DWA), today announced financial results for its third quarter ended September 30, 2005.

Revenue for the third quarter 2005 totaled $87.1 million resulting in a net loss of $0.7 million or ($0.01) per share on a fully diluted basis. This compares to revenue of $241.3 million and a net income of $20.3 million, or $0.26 per diluted share for the same period in 2004. The third quarter 2004 results do not reflect the distribution agreement with DreamWorks Studios, which became effective on October 1, 2004. The Company ended the period with $433.6 million of cash, cash equivalents and short-term investments.

The Company recorded several charges which reduced earnings in the quarter, including a charge related to taxes which had a net impact of approximately $8.0 million or $0.08 per share, as well as a $3.9 million or $0.04 per share charge for the partial write off of film inventory for Wallace & Gromit: The Curse of the Were-Rabbit.

“This quarter’s results, driven largely by the strong performance of Madagascar, demonstrate our continued ability to deliver highly successful CG animated movies,” said Jeffrey Katzenberg, DreamWorks Animation’s CEO. “Madagascar has generated over $525 million in worldwide box office, making it our highest grossing non-sequel to date. Now with the plan for a sequel underway, we believe Madagascar has the potential to become our next great franchise.”

For the third quarter, Madagascar contributed approximately $64.6 million of revenue. Shark Tale contributed $10.3 million in revenue driven primarily from pay television licensing. Shrek 2 produced $2.6 million in the quarter resulting from consumer products. Library and other films contributed approximately $9.6 million in revenue for the quarter.

Looking at the remainder of the year, the Company expects results for the fourth quarter to be primarily driven by the performance of the Madagascar home video, which is set for domestic release on November 15, 2005.

The Company’s latest release, Wallace & Gromit: The Curse of the Were-Rabbit, a stop motion picture produced in conjunction with Aardman Animation, hit theatres on October 7, 2005. The film has reached over $160 million in worldwide box office to date. “Wallace & Gromit has been one of the best reviewed films of the year and, as anticipated, has done exceptionally well with its fan base overseas,” commented Katzenberg. “That said, the movie has yet to draw the same level of attention in the domestic market. While we are hopeful that the film will continue its strong international run, given its overall performance to date we were required to make the adjustments we have reported today.”

Items related to the third quarter, as well as certain estimates and the on-going business performance, will be discussed in more detail on the Company’s third quarter 2005 earnings conference call later today.

Conference Call Information

DreamWorks Animation will host a conference call and webcast to discuss the results on Thursday, November 10, 2005, at 5:30 p.m. (EST). Investors can access the call by dialing 800-473-6123 in the U.S. and 973-582-2745 internationally or via live webcast at www.dreamworksanimation.com.

A replay of the conference call will also be available shortly after the call ends on November 10, 2005 through November 24, 2005. To access the replay, dial 877-519-4471 in the U.S. and 973-341-3080 internationally and enter 6631207 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at www.dreamworksanimation.com.

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, DreamWorks Animation makes high quality CG animated films meant for a broad movie-going audience. The Company has theatrically released a total of nine animated feature films, including Antz, Shrek, Shrek 2, Shark Tale and Madagascar. DreamWorks Animation’s newest release, Wallace & Gromit: The Curse of the Were-Rabbit, opened in theaters October 7, 2005.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our guidance for the remainder of 2005 as well as our proposals and plans for sequels and our beliefs and expectations concerning performance of our current and future releases, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. Additional factors that could cause actual results for the full year of 2005 to differ from our guidance include: differences between management’s estimates based on currently available information and the final operating results for full year of 2005, potential accounting adjustments that may be made to our financial statements as part of the close of the books for the full year of 2005, the box-office performance of our release of “Wallace & Gromit: Curse of the Were-Rabbit” and any additional write-offs, the home video performance of “Madagascar”, and the timing, accuracy and sufficiency of the information we receive from our distributors to determine our revenues. In addition, due to the uncertainties involved in the development and production of animated feature films, the release dates for the films described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our annual report on Form 10-K for fiscal year 2004, our quarterly reports on Form 10-Q for the first and second quarters of 2005, and, when filed, our quarterly report on Form 10-Q for the third quarter of 2005. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

**FINANCIAL TABLES ATTACHED**

Contacts:

Investors

Rich Sullivan

DreamWorks Animation Investor Relations

(818) 695-3900

ir@dreamworksanimation.com

Media

Bob Feldman

DreamWorks Animation Public Relations

(818) 695-6677

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2005	2004
	In thousands
Assets
Cash and cash equivalents	$412,385	$63,134
Short term investments	21,250	—
Accounts receivable, net of allowance for doubtful accounts	8,413	14,015
Receivable from affiliate	—	385,449
Receivables from employees	1,160	1,634
Film inventories, net	565,787	519,926
Property, plant and equipment, net of accumulated depreciation and amortization	85,433	85,997
Deferred costs, net of amortization	2,635	3,741
Income taxes receivable	28,140	6,569
Deferred taxes, net	70,641	93,343
Goodwill	34,216	34,216
Other assets	30,815	11,881

Total assets	$1,260,875	$1,219,905

Liabilities and stockholder’s equity
Liabilities
Accounts payable	$7,386	$4,414
Payable to affiliate	30,814	—
Payable to stockholder	75,931	70,643
Accrued liabilities	49,469	65,537
Other advances and unearned revenue	20,433	32,225
Obligations under capital leases	2,400	2,993
Universal Studios advance	75,000	75,000
Other debt	116,945	139,207

Total liabilities	378,378	390,019
Commitments and contingencies
Non-controlling minority interest	2,941	2,941
Stockholders’ equity	879,556	826,945

Total liabilities and stockholders’ equity	$1,260,875	$1,219,905

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Statements of Operations

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
	In thousands		In thousands
Operating revenue	$87,107	$241,343	$289,421	$582,461
Costs of revenue	55,559	196,311	161,903	394,526

Gross profit	31,548	45,032	127,518	187,935
Selling, general and administrative expenses	22,780	12,659	60,783	31,694

Operating income	8,768	32,373	66,735	156,241
Interest income (expense), net	3,351	(6,439)	5,501	(13,228)
Other income (expense), net	1,454	(4,365)	2,581	(238)
Decrease (increase) in income tax benefit payable to stockholder	2,677	—	(8,682)	—

Income before income taxes	16,250	21,569	66,135	142,775
Provision for income taxes	16,906	1,256	24,784	1,784

Net income (loss)	$(656)	$20,313	$41,351	$140,991

Basic net income (loss) per share	$(0.01)	$0.27	$0.40	$1.84
Diluted net income (loss) per share	$(0.01)	$0.26	$0.40	$1.83
Shares used in computing net income (loss) per share
Basic	103,092	76,636	103,055	76,636
Diluted	103,092	77,123	104,327	77,123

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine months ended September 30,
	2005	2004
	In thousands
Operating activities
Net income	$41,351	$140,991
Adjustments to reconcile net income to net cash provided by (used by) operating activities:
Amortization and write off of film inventories	155,755	139,890
Stock compensation expense	15,187	409
Depreciation and amortization	6,316	4,214
Change in operating assets and liabilities:
Trade accounts receivable	5,602	32,621
Receivables from employees	474	657
Receivable from affiliate, net	416,263	—
Film inventories	(201,616)	(373,760)
Other assets	(18,934)	(3,756)
Deferred taxes, net	27,359	—
Accounts payable and accrued expenses	(13,095)	69,339
Income taxes payable, net	(21,571)	—
Unearned revenue	(11,792)	(23,218)

Net cash provided by (used in) operating activities	401,299	(12,613)

Investing activities
Purchases of property, plant, and equipment	$(3,733)	$(270)
Purchase of short-term investments	(21,250)	—

Net cash used in investing activities	(24,983)	(270)

Financing activities
Net transfers to DreamWorks Studios	—	(82,497)
Bank borrowings and other debt	(23,175)	—
Increase in debt allocated from DreamWorks Studios	—	44,086
Payments on capital leases	(593)	(487)
Receipts from exercise of stock options	2,822	—
Purchase of treasury stock	(6,119)	—
Universal Studios and HBO advances	—	51,744

Net cash provided by (used in) financing activities	(27,065)	12,846

Increase (decrease) in cash and cash equivalents	349,251	(37)
Cash and cash equivalents at beginning of period	63,134	41

Cash and cash equivalents at end of period	$412,385	$4